EMPLOYMENT AGREEMENT


AGREEMENT, dated June 1,1999 between BioProgress Technology Inc. (Company), with an office at PO Box 500127, Atlanta Ga. 31150 and Gregory L. Bowers (Employee), residing at 3903 Westmount Drive, Greensboro, NC 27410

                                   WITNESSETH

WHEREAS, the Company wishes to employ the Employee, and the Employee wishes to accept such employment, all on the terms and conditions set forth below;

NOW THEREFORE, in consideration of the mutual obligations herein set forth, the parties agree as follows:

Employment. The Company hereby employs the Employee, and Employee hereby accepts such employment and agrees to perform the services specified herein, on the terms and conditions set forth in this Agreement.

Services. The Employee shall act as President of BioProgress Technology, Inc., and shall perform such duties for Company and its subsidiaries and affiliates as required or as may otherwise be reasonably assigned to him from time to time by the Board of Directors of the Company (Board). Additionally the Employee shall serve on the Board of Directors of BioProgress Technology International, Inc. and will be compensated at the rate to be determined by the Chairman. The Employee shall serve the Company and its subsidiaries and affiliates faithfully and to the best of his ability and shall devote his full business time and attention to the affairs of the Company, its subsidiaries and affiliates. b. The principal office for the performance of the Employee's services shall be the office of the Company in Greensboro, NC, and subject to such travel as the performance of Employee's duties in the business of the Company may require. The Company may require certain employees of the Company to relocate. If the Employee shall be required to relocate within the Company from one office to another, the Company shall provide to the Employee such relocation benefits as are mutually agreed upon by the Employee and the Company in writing at the time of relocation.

Term. The term of this Agreement shall be five (5) years; commencing on the date hereof and ending May 31, 2004, subject to earlier termination as provided herein. The term of this Agreement shall be automatically renewed for additional terms of five (5) years each, unless either the Employee or the Company shall give written notice to the other of its intention not to renew the Agreement. The Company agrees to notify Employee of its intention not to renew the Agreement no later than twelve (12) months prior to the expiration of the initial term or the applicable renewal term as the case may be.

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Compensation. As compensation for all of the services to be performed by the
Employee hereunder, the Company shall pay the Employee an initial base salary at a rate per annum equal to $125,000.00 (Base Salary), or such greater amount as the Board may determine in it absolute discretion from time to time, but at least annually, payable in installments in accordance with the normal payroll policies of the Company in effect from time to time, including those relating to the compliance with state and federal law including withholding of taxes, and such other compensation, including participation in any incentive compensation program and deferred compensation program provided by the Company from time to time. Notwithstanding the foregoing, the minimum base salary and incentive compensation programs (including bonus) shall be increased in accordance with the figures reflected in Addendum A attached hereto. The term projected gross revenues as reflected in Addendum A, refer to the revenues generated by the parent company, BioProgress Technology International, Inc. including BioProgress Technology, Inc.

Expenses. The Company shall reimburse the Employee for any out-of-pocket expenses reasonably incurred by the Employee in the performance of his duties to the Company upon receipt of appropriate vouchers therefore and in accordance with the Company's current practice or as such practices may be changed from time to time by the Board. Any single expense item greater that $2,000.00 is subject to the prior approval of the directors. Air travel within continental North America may be first class, and business class in respect of intercontinental travel.

Fringe Benefits. The Employee shall be entitled to the following fringe benefits:

annual paid vacation of five (5) weeks, and if the Employee fails to use all or a portion of such vacation time, said time may be accumulated by the Employee up to a maximum of two (2) weeks and used by him in the following year. Additional vacation may be awarded to the Employee at the discretion of the Board, medical, dental and disability insurance benefits, Exec-U-Care, group term life insurance, sick pay and holidays shall be provided by the Company,

at the expense of the Company, an automobile allowance of 900 Dollars per month,

a company sponsored 401(k) savings plan with Company matching funds to be determined by the Board in accordance with the standards of the industry,

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pension entitlement shall rank pari passu with other executive arrangements if, and when, the Company introduces such a program,

participation in the Company's Stock Option Plans on the terms reflected in Addendum B and Addendum C attached hereto.

Trade Secrets.

a. So long as the Employee is employed hereunder, the Employee shall not, without the Company's prior written consent, directly or indirectly;

interfere with or attempt to disrupt any then existing relationship between the Company, its subsidiaries or affiliates and any of their customers, suppliers, employees or other persons with whom they do business; or

engage in any business, which is then competitive with the business of the Company. For the purpose of this paragraph 7, the Employee will be considered to have been directly or indirectly engaged in such business as a stockholder, director, officer, employee, agent, broker, partner, individual proprietor, lender, consultant, licensor, independent contractor or otherwise, except that nothing herein will prevent the Employee from owning or participating as a member of a group which owns 5% or smaller block of equity or debt securities of any company traded on a national securities exchange or in any established over-the-counter securities market. For the purpose of this paragraph 7, the term any business then competitive to the business of the Company shall mean a business principally engaged in the manufacture or sale of soft gelatin capsules containing vitamins, food, food supplements, pharmaceuticals, cosmetics or recreational products, and any other products in which the Company may become significantly engaged in the period after the date hereof until termination of this Agreement.

During the term of this Agreement, and thereafter without limitation of time, the employee shall not knowingly divulge, furnish, or make available to any third person, company, corporation or other organization (including but not limited to customers, competitors or government officials), without the Company's prior written consent, any trade secrets or other confidential information concerning the Company or any of its subsidiaries, affiliates or licensees or the business of any of the foregoing, including without limitation, confidential methods of operation and organization, manufacturing methods and other confidential uses of technology, any trade secrets or other proprietary information concerning the properties, uses or manufacture of soft gelatin products and confidential sources of supply and customer lists, but the Employee may respond to proper subpoenas issued by governmental agencies without the Company's prior written consent but with prior written notice to the Company. The obligation imposed by this subparagraph shall cease as to any particular trade secret or confidential information that shall become generally known to the public through no fault of the Employee.

In the event the Employee shall violate any provision of this paragraph 7, the Employee shall no longer be entitled to and hereby waives any and all rights to any severance payment and benefits under paragraph 8. In such event the Company shall have the right to terminate this Agreement pursuant to subparagraph 8 and such termination shall be in addition to and not a substitution for any and all other rights of the Company at law or equity against the Employee arising out of any such breach. The Employee acknowledges that his breach of any provisions of this paragraph 7, including but not limited to any disclosure of or unauthorized us of any technology or other trade secret of the Company, would cause irreparable injury to the Company not compensable in money damages and that the Company shall be entitled, in addition to all other applicable remedies, to obtain a temporary and a permanent injunction and a decree for specific performance of this paragraph 7 without being required to prove damages or furnish any bond or other security.

Termination.

a. This Agreement shall terminate automatically upon the death of the Employee without any further payment by the Company other than compensation, expenses and fringe benefits earned pro rata under paragraphs 4, 5 and 6 prior to such date of death. However, Employee shall be deemed to be fully vested in any pension plan, stock option plan and other deferred compensation plan in which Employee participated as of the time of termination under this or any other subparagraph herein except termination under paragraph 8 (b). The Company shall have the right, at its sole option, to terminate this Employee's employment under this Agreement for cause at any time, without any further payment to the Employee other than such base salary, expenses, and fringe benefits earned pro rata under paragraphs 4, 5, and 6 prior to the date of termination, by notice to the Employee specifying the reason for such termination. The Employee shall not be entitled to any incentive compensation or deferred compensation for the period ending on the date of such termination or to any fringe benefit thereafter. For purposes of this subparagraph, cause shall mean solely (i) the Employee's conviction of a felony or conviction for a criminal offense that would damage the reputation of the Company; (ii) Employee's gross negligence detrimental to the Company or willful misconduct; or (iii) the breach by Employee of paragraph 7 of this Agreement.

The Company shall have right to terminate the Employee's employment under this Agreement at any time for any reason other than cause (as defined in the preceding subparagraph), upon notice to the Employee. The Company shall pay the Employee (i) upon such termination, all compensation, expenses and fringe benefits earned pro rata under paragraphs 4, 5 and 6 through the date of termination, including Employee's pro rata share of any incentive compensation for the period ending on the date of such termination and (ii) a severance payment (the Severance Payment) in the total amount whichever is the greater of one hundred twenty-five thousand ($125,000) dollars or twelve (12) months of base salary at the monthly rate in effect immediately preceding such termination. Employee shall have right to exercise any stock options as defined in Addendum's for a period of one (1) year after termination under this subparagraph. Severance Payment shall be payable at the Employee's election either in a lump sum (the Lump Sum Payment) or in equal monthly installments (the Installment Payments), commencing with the date of termination. For a period of one (1) year after termination under this subparagraph, employee shall be entitled to receive life, disability, accident, health insurance benefits and auto allowance substantially similar to those which Employee had received immediately preceding such termination or, if it is not practicable for the Company to provide such benefits, the Company shall pay Employee an amount equal to the cost to Employee of obtaining such benefits.

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Termination Following Sale of Company. a. In the event a sale of the Company shall have occurred and Employee's employment is erminated by the Company for any reason other than cause (as defined in the preceding paragraph 8), or the death of Employee, then the Company shall pay Employee (i) upon such termination, all compensation, expenses and fringe benefits earned pro rata under Paragraphs 4, 5 and 6 through the date of termination, including Employee's pro rata share of any incentive compensation for the period ending on the date of such termination and (ii) a severance payment (the Severance Payment) in the total amount whichever is the greater of two hundred fifty thousand ($250,000) dollars or twenty-four (24) months of base salary at the monthly rate in effect immediately preceding such termination. Employee shall have the right to exercise any stock options as defined in Addendum's for a period of one (1) year after the termination under this subparagraph. Severance payment shall be payable at the Employee's election either in a lump sum (the Lump Sum Payment) or in twelve equal monthly installments commencing with the date of termination. For a period of two (2) years after termination under this subparagraph, employee shall be entitled to receive life, disability, accident, health insurance benefits and auto allowance substantially similar to those which Employee had received immediately preceding such termination or, if it is not practicable for the Company to provide such benefits, the Company shall pay Employee an amount equal to the cost to Employee of obtaining such benefits.

The severance payment payable under this Paragraph 9 shall be in lieu of the Severance Payment payable under Paragraph 8, except that, if the Severance Payment payable under 8(c) would exceed the amount of severance payable under this Paragraph 9, Employee shall instead receive the Severance Payment payable under Paragraph 8. For the purposes of this Paragraph 9, the term sale of the Company shall, subject to the next sentence, mean (i) a sale of all or substantially all of the assets of the Company, or (ii) a sale of 51% or more of the outstanding shares of capital stock of the Company, or (iii) a merger or consolidation of the Company where, in the event of a sale, the purchaser of such assets or shares of capital stock, or, in the event or a merger or consolidation, the surviving entity, is not a direct or indirect subsidiary, affiliate or entity under the control of the Company. The term sale of the Company shall not apply to a public offering or private placement of the shares of the Company if following such offering or placement the Company retains, directly or indirectly, control of the Company.

Miscellaneous. a. Any notice required or permitted under this Agreement shall be in writing and shall be deemed given when delivered personally, or seven days after being sent by first-class registered or certified mail, return receipt requested, to the addressee at its or his address set forth at the beginning of this Agreement (which, in the case of the Company, shall be sent Attention:
Chairman), or to such other address as either party may hereafter specify by similar notice to the other.

This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina governing contracts made and to be performed in North Carolina.

This Agreement cannot be amended or modified except by a writing signed by both parties. This Agreement may executed in one or more counterpart copies, each of which shall be deemed an original, but all of which shall constitute the same instrument.

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This Agreement, which is personal in nature, may not be assigned by Employee without the prior written consent of the Company, and any purported assignment without said consent shall be void; provided, that, the Company may freely assign this Agreement in connection with any sale of substantially all the assets of the Company or the transfer of control of the Company by its shareholders.

This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, executors, administrators, personal representative, successors, and permitted assigns. The term personal representative as used in this Agreement with respect to an individual shall mean such individual's guardian, committee, executor, administrator or other legal representative duly empowered to act on his behalf following his death or legal incapacity. The term Company as used in this Agreement shall include any legal successor of the Company by merger, consolidation, or similar legal reorganization.

If any provision of this Agreement shall be deemed invalid or unenforceable as written, it shall be construed, to the extent possible, in a manner which shall render it valid and enforceable, and any limitations on the scope or duration of any such provision necessary to make it valid and enforceable shall be deemed to be part thereof; no invalidity or unenforceability shall affect any other portion of this Agreement unless the provision deemed to be so invalid or unenforceable is a material element of this Agreement, taken as a whole.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

Company

By: /s/ Barry J. Muncaster
--------------------------


Employee

/s/ Gregory L. Bowers
---------------------

                         EMPLOYMENT AND OPTION AGREEMENT


This Employment and Option Agreement is made and entered into to be effective as of January 25, 1999 and is by and between Gregory L. Bowers (Employee) and BioProgress Technology International, Inc. (Company). The Employee is willing and able to provide various valuable services for and on behalf of the Company in connection with the business of the Company. The Company desires to retain the Employee as a director of the Company and as an executive officer of its subsidiary, BioProgress Technology, Inc. (BTI), and the Employee desires to be retained in that capacity upon the terms and conditions hereinafter set forth. In consideration of the foregoing premises, the mutual promises and agreements hereinafter set forth, and such other and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Employee agree as follows:

1. Services. The Company hereby retains the Employee as a director and as President of BTI and the Employee hereby accepts and agrees to such retention. The Employee shall render to the Company and to BTI services of such nature as are necessary to provide for the strategic direction of the Company and day to day management of BTI.

2. Time, Place and Manner of Performance. As set out in the Employment Agreement to be appended hereto.

3. Term of Agreement. As set out in the Employment Agreement to be appended hereto.

4. Compensation. As set out in the Employment Agreement to be appended hereto.

5. Stock Option. The Company grants the Employee an option (the Option) to purchase up to 500,000 ordinary shares of common stock (the Option Shares) in the Company in accordance with the following schedule: at any time on or before December 31, 2003 the Employee may purchase up to 100,000 Option Shares at a price of $0.35 per share, and up to 100,000 Option Shares at a price of $0.75 per share, and up to 100,000 Option Shares at a price of $1.25 per share, and up to 100,000 Option Shares at a price of $1.75 per share, and up to 100,000 Option Shares at a price of $2.25 per share. In the event that the Employee purchases any or all Option Shares, then the Company shall provide to the Employee shares of the free trading common stock of the Company registered under a Form S-8 filed in accordance with the terms and conditions set forth under the Securities Act of 1933, as amended. The Option and any exercise of Option Shares shall at all times be conditional upon Employee not being, nor having been in breach of this Agreement, and further upon Employee being an employee of the Company at the time the Option is exercised in whole or in part. In the event that this Agreement is terminated either by the Company or by the Employee the Option shall lapse simultaneously and shall cease to have any effect whatsoever, notwithstanding that any or all Option Shares may not have been purchased by Employee.

6. Expenses. As set out in the Employment Agreement appended hereto.

7. Disclosure of Information. As set out in the Employment Agreement appended hereto.

8. Miscellaneous Provisions. (a) Notices. Any notices required or permitted to be given under this Agreement shall be sufficient if in writing and delivered or sent by registered or certified mail to the principle office of each party. (b) Waiver of Breach. Any waiver by a party of a breach of any provision of this

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agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the waiving party. (c) Assignment. This agreement and the rights and obligations of the parties hereunder are not assignable by either party. (d) Applicable Law. It is the intention of the parties hereto that this Agreement and the performance hereunder and all suits and special proceedings hereunder be construed in accordance with and under and pursuant to the laws of the State of Nevada and that in any action, special proceeding or other proceeding that may be brought arising out of, in connection with or by reason of this Agreement, the laws of the State of Nevada shall be applicable and shall govern to the exclusion of the law of any other forum, without regard to the jurisdiction in which any action or special proceeding may be instituted. (e) Severability. All agreements and covenants contained herein are severable, and in the event any of them shall be held to be invalid by any competent court, the Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein. (f) Entire Agreement. This Agreement constitutes and embodies the entire understanding and agreement of the parties and supersedes and replaces all prior understandings, agreements and negotiations between the parties. (g) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which taken together shall constitute but one and the same document.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement effective as of the day and year first above written.


EMPLOYEE:


Gregory L. Bowers


COMPANY: BIOPROGRESS TECHNOLOGY INTERNATIONAL, INC.


Barry J. Muncaster
Duly Authorized Officer